SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

Amendment No. 2

                           Mark IV Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation or organization) 501 John James Audobon Parkway, Amherst, N.Y. (Address of principal executive offices)	23-1733979 (IRS Employer Identification No.) 14226-0810 (Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective upon filing pursuant to General Instruction A(c), please check the following box /_/	If this form relates of the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A(d), please check the following box /_/

Securities Act registration statement file number to which this form relates: None. (if applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered Preferred Stock Purchase Rights	Name of each exchange on which each class is to be registered New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

(Title of Class)

        The undersigned registrant hereby supplements and amends, as set forth below, Items 1 and 2 of its Registration Statement on Form 8-A filed with the Securities and Exchange Commission (the “Commission”) on May 17, 1995, as amended by the First Amendment thereto, dated as of May 19, 1999.

Item 1. Description of Securities to be Registered

        Pursuant to the Rights Agreement, dated as of May 17, 1995, between Mark IV Industries, Inc. (the “Company”) and American Stock Transfer & Trust Company, as Rights Agent (the “Rights Agreement”), the Board of Directors of the Company (the “Board”) declared a dividend of one right (“Right”) for each outstanding share of the Company’s common stock, par value $.01 per share (the “Common Stock”), to stockholders of record at the close of business on June 2, 1995. The Rights Agreement was amended on May 19, 1999. Each Right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share (the “Preferred Stock”), at a Purchase Price of $80.00 per unit of one one-hundredth of a share, subject to adjustment. The description and terms of the Rights are set forth in the Rights Agreement, as amended.

         On May 19, 2000, Gabelli Funds, LLC, GAMCO Investors, Inc., Gabelli Performance Partnership L.P., Gabelli International Limited, Gabelli Securities, Inc., Gabelli Group Capital Partners, Inc., Gabelli Asset Management Inc., Marc J. Gabelli and Mario J. Gabelli (herein collectively referred to as the "Gabelli Group") filed amendment No. 11 to Statement of Beneficial Ownership on Schedule 13D with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended (the "Amended Schedule 13D"), reporting beneficial ownership of an aggregate number of shares of Common Stock representing 20.04% of the outstanding shares of Common Stock of the Company.

        The Gabelli Group advised the Company that it inadvertently increased its beneficial ownership of shares of Common Stock of the Company to more than 20% of the shares outstanding. The Gabelli Group has also confirmed to the Company the accuracy, as of May 25, 2000, of the statements set forth under Item 4 of the Schedule 13D, as filed prior to Amendment No. 11 to the Schedule 13D, which stated, among other things, that the Gabelli Group did not intend to seek control of the Company or participate in the management of the Company.

        In view of such advice by the Gabelli Group, at a Special Meeting of the Board of Directors of the Company held on May 23, 2000, the Board approved an amendment to the Rights Agreement, dated as of May 25, 2000 and effective as of May 19, 2000 (the “Second Amendment”), pursuant to which the definition of Acquiring Person was amended to exclude the Gabelli Group as an Acquiring Person unless the Gabelli Group becomes the Beneficial Owner of 21% or more of the shares of Common Stock then outstanding. The Second Amendment also amended the definition of a Section 11(a)(ii) Event and Section 11(a)(ii) to provide that a Section 11(a)(ii) Event shall not have occurred with respect to the Beneficial Ownership of shares of the Common Stock by the Gabelli Group unless and until such time as the Gabelli Group shall become an Acquiring Person.

        In addition, at a subsequent Special Meeting of the Board of Directors held on May 26, 2000, the Board also approved a third amendment to the Rights Agreement, dated and effective as of May 26, 2000 (the “Third Amendment”). The Third Amendment was entered into in connection with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of May 26, 2000, between the Company and MIV Acquisition Corporation (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub shall merge into the Company (the “Merger”), with the Company continuing as the surviving corporation and with the outstanding shares of Common Stock being converted into the right to receive $23.00 per share in cash. At the Board Meeting, the Board approved the Merger and the Merger Agreement.

        The Third Amendment provides that neither Merger Sub nor any Associates or Affiliates of Merger Sub, individually or collectively, shall be deemed to be an Acquiring Person, nor shall a Distribution Date be deemed to have occurred solely as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger or (iii) the consummation of the other transactions contemplated by the Merger Agreement.

        The Third Amendment further provides that neither a Section 11(a)(ii) Event nor an event described in Section 13 of the Rights Agreement shall be deemed to have occurred as a result of (i) the announcement, approval, execution or delivery of the Merger Agreement, (ii) the consummation of the Merger or (iii) the consummation of the other transactions contemplated by the Merger Agreement and the Rights shall not be adjusted or exercisable in accordance with Section 11 or Section 13.

        Copies of the Second Amendment and the Third Amendment are filed herewith as Exhibits 99.3 and 99.4. Copies of the Rights Agreement and the amendments thereto are available free of charge from the Company. This summary description of the Rights Agreement and the amendments thereto does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the amendments thereto, which are incorporated by reference.

Item 2. Exhibits

The response to Item 2 in the Form 8-A is hereby amended to read in its entirety as follows:

99.1	Rights Agreement, dated as of May 17, 1995, between Mark IV Industries, Inc. and American Stock Transfer & Trust Company, as Rights Agent.(1)

99.2	First Amendment to the Rights Agreement, dated as of May 19, 1999.(2)

99.3	Second Amendment to the Rights Agreement, dated as of May 25, 2000.(3)

99.4	Third Amendment to the Rights Agreement, dated as of May 26, 2000.(3)

(1)   Incorporated by reference to the Company's Form 8-K, dated as of May 25, 1995.
(2)   Incorporated by reference to the Company's Form 8-K, dated as of June 2, 1999.
(3)   Incorporated by reference to the Company's Form 8-K, dated as of May 31, 2000.

SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date:  May 31, 2000

MARK IV INDUSTRIES, INC. By: /s/ Richard L. Grenolds Richard L. Grenolds Vice President and Chief Accounting Officer

EXHIBIT INDEX

Exhibit Number 99.1. 99.2. 99.3. 99.4.	Description

Rights Agreement, dated as of May 17, 1995, between Mark IV Industries, Inc. and American Stock Transfer & Trust Company, as Rights Agent.(1)

First Amendment to Rights Agreement, dated as of May 19, 1999.(2)

Second Amendment to Rights Agreement, dated as of May 25, 2000.(3)

Third Amendment to the Rights Agreement, dated as of May 26, 2000.(3)	Page

(1)   Incorporated by reference to the Company's Form 8-K, dated as of May 25, 1995.
(2)   Incorporated by reference to the Company's Form 8-K, dated as of June 2, 1999.
(3)   Incorporated by reference to the Company's Form 8-K, dated as of May 31, 2000.